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                                                                   EXHIBIT 10.13

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amended Agreement"), is made and entered into as of this 30th day of January, 2001, to be effective as of October 1, 2000 ("Effective Date"), by and between LOCAL FINANCIAL CORPORATION, a Delaware corporation ("LFC"), its wholly-owned subsidiary, LOCAL OKLAHOMA BANK, N.A., a national banking association ("Bank"), both with address of 3601 N. W. 63rd Street, Oklahoma City, Oklahoma 73116, and EDWARD A. TOWNSEND, an individual resident of the State of Oklahoma, with mailing address of 28910 South 593, Grove, Oklahoma 74344 ("Townsend").

                                    RECITALS:

                  A. LFC is a one-bank holding company which owns all of the issued and outstanding stock of Bank. Bank is engaged in the commercial banking business in the State of Oklahoma, with principal offices in Oklahoma City, Oklahoma, and branch locations at various sites all in the State of Oklahoma. LFC and Bank made and entered into that certain Employment Agreement with Townsend dated September 8, 1997 ("Original Agreement") whereby LFC and Bank employed Townsend to serve as the Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank, respectively, and to manage and direct the conduct of their banking and all other businesses pursuant to the terms and conditions and for the compensation and benefits to be paid to Townsend as set forth and described in the Original Agreement, as amended in certain specific respects by that certain First Amendment to Employment Agreement dated November 6, 1998, by and between LFC, the Bank and Townsend ("First Amendment"), which completely amended and restated Sections 3, 9(a) and 9(f) of the Original Agreement and added a new Section 10 thereto. The Original Agreement and the First Amendment shall be sometimes hereinafter collectively referred to as the "Employment Agreement."

                  B. LFC, the Bank and Townsend are now desirous of further amending the Employment Agreement to amend certain specific provisions with regard to the severance benefits which Townsend may be entitled to receive in the event of a "Change of Control," as that term is defined in the Employment Agreement, occurring to LFC and the Bank during the term of the Employment Agreement, in order to grant him the right to receive the payment of the severance benefit after the consummation of a Change of Control if Townsend thereafter voluntarily resigns from such employment for any reason whatsoever. At the same time, LFC, the Bank and Townsend are desirous of preparing and entering into this Amended Agreement in order to effect not only the desired new amendment but to set forth in one document the Original Agreement, as amended by the First Amendment, and to correct and update the names, dates and references in the Employment Agreement to reflect changes which have occurred since it was originally entered into.

                  C. The respective Boards of Directors of the Bank and of LFC have each specifically approved and authorized their respective execution and entering into of this Amended Agreement with Townsend for the reasons and purposes set forth herein; and



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                  D. Accordingly, LFC, the Bank and Townsend desire to enter into this Amended Agreement in order to: (i) effect certain specific amendments to the Severance Benefits provisions in Section 10 of the Employment Agreement, as described above; (ii) update, correct and clarify certain references, information and dates contained in the Employment Agreement in order to make such references, names and dates accurately reflect the changes and developments which have occurred to LFC and the Bank, and otherwise, since the Original Agreement was entered into, and (iii) set forth in one document all of the terms and provisions of the Original Agreement, the First Amendment and the amendments effected hereby in one consolidated Amended Agreement for ease of future reference.

                  NOW, THEREFORE, in consideration of the aforementioned recitals, the premises, the mutual covenants set forth herein and of such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by LFC, the Bank and Townsend, respectively, they each do hereby execute and enter into this Amended Agreement and covenant and agree as follows:

                  1. EMPLOYMENT. Townsend is hereby employed as the Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank, respectively, to manage and direct the conduct of their banking businesses. Townsend shall devote all of his business time exclusively to LFC's and the Bank's business and shall render services to LFC and to the Bank, respectively, as their Chairman of the Board and Chief Executive Officer to the best of his ability for and on behalf of LFC and the Bank, respectively. Townsend shall comply with all laws, statutes, ordinances, rules and regulations relating to the performance of services for LFC and for the Bank under this Amended Agreement. During the term of this Amended Agreement, Townsend shall serve as the Chairman of the Board of Directors and as the Chief Executive Officer of LFC and of the Bank, and in those respective capacities shall, subject to the control of the Board of Directors of LFC and of the Bank, respectively, generally supervise, plan and direct the business and affairs of LFC and of the Bank and shall preside at all meetings of the shareholders of LFC and of the Board of Directors of LFC and of the Bank, respectively. As Chairman of the Board of Directors and Chief Executive Officer of LFC and of the Bank, Townsend shall exercise and perform such other powers and duties as are usually vested in a chairman of the board of directors and chief executive officer of a bank holding company and/or a national banking association, or as may be from time to time prescribed or assigned to him by the Board of Directors of LFC, or by the Board of Directors of the Bank, or as may be otherwise prescribed or assigned to him by the By-Laws of LFC or of the Bank. During the term of this Amended Agreement, Townsend shall not, at any time or place, directly or indirectly, engage in the same business in which LFC or the Bank is engaged for any other person or entity to any extent whatsoever, other than to the extent required by the terms and conditions of this Amended Agreement, or as a private investor for his own account, in a publicly held corporation engaged in the banking business, unless his holdings shall not exceed five percent (5%) of the issued and outstanding stock of such publicly held corporation and, so long as such investment activities do not interfere with the performance of Townsend's duties for LFC and for the Bank during the term of this Amended Agreement. The designation by LFC's or the Bank's Board of Directors of any other duties or any other titles for Townsend during the term of this Amended Agreement shall not affect Townsend's compensation as provided for in this Amended Agreement.



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                  2. TERM OF EMPLOYMENT. Subject to the provisions on
termination of employment contained in Section 9 herein, the term of the employment provided for herein of Townsend by LFC and by the Bank shall be for a period of three (3) years, beginning on the Effective Date of this Amended Agreement and ending on the date which is the last day prior to the third (3rd) anniversary of the Effective Date, unless extended as provided in this Section 2, below. Subject to the provisions on termination of employment as provided for in Section 9, below, prior to the first anniversary of the Effective Date of this Amended Agreement and prior to each anniversary of that date thereafter, the Board of Directors of LFC and the Board of Directors of the Bank, respectively, shall consider, review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including Townsend's performance) and, if appropriate, explicitly approve a one (1) year extension of the remaining term of this Amended Agreement. The term of this Amended Agreement shall continue to so extend each year if the Boards of Directors so approve such extension, respectively, unless Townsend gives written notice to LFC or the Bank, respectively, of Townsend's election not to extend the term, with such notice not to be less than sixty (60) days prior to any such anniversary date. If the Board of Directors of LFC, or the Board of Directors of Bank, respectively, elect not to extend the term, that Board of Directors shall give written notice to Townsend of such decision not less than sixty (60) days prior to any such anniversary date. If either party hereto gives such timely notice to the other party that the term of this Amended Agreement will not be extended as of any such anniversary date, then, and in such event, this Amended Agreement shall terminate at the conclusion of its then remaining term. References in this Amended Agreement to the term of this Amended Agreement shall be deemed to refer both to the initial term and all successive terms hereunder.

                  3. COMPENSATION.

                           (a) The Bank agrees to pay Townsend as a guaranteed salary throughout the term of this Amended Agreement, unless Townsend voluntarily resigns without "Good Reason," as that term is defined in
         Section 9(b), below, of this Amended Agreement, from his employment by LFC and by Bank during the term of this Amended Agreement, or unless this Amended Agreement is terminated for "Cause" by LFC or the Bank, as set forth and described in Section 9(a), below, in this Amended Agreement, an annual base salary for the services rendered to LFC and Bank by Townsend, as described above, in the amount of Three Hundred Twenty Thousand and No/100 Dollars ($320,000.00) per year. This salary shall be payable to Townsend in twelve (12) equal, monthly installments of Twenty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($26,666.67) per month for each month during which services are rendered by Townsend to LFC or the Bank during the term of this Amended Agreement. LFC and Bank covenant and agree that the amount of salary to be paid to Townsend cannot be decreased by LFC or Bank during the term of this Amended Agreement for any reason and must be paid to Townsend in all events (together with the other compensation and benefits described below in this Section and in Section 9), each month during the term of this Amended Agreement unless Townsend voluntarily resigns from his employment by LFC and the Bank without "Good Reason" during the term of this Amended Agreement, or unless Townsend is terminated for "Cause" by the Bank for the specific reasons set forth and described below in Section 9(a) of this Amended Agreement.



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         Accordingly, LFC and Bank agree that if during the term of this Amended
         Agreement, (i) Townsend resigns with "Good Reason," or (ii) Townsend is terminated by LFC and the Bank without "Cause," as those terms are respectively defined below in Section 9 of this Amended Agreement, he shall still be entitled to receive as liquidated damages for the termination of his employment in either such event, as further provided below in Section 9 of this Amended Agreement: (x) the full amount of his remaining guaranteed salary under this Amended Agreement to be paid to him in monthly installments in the same amount and manner as if he had remained employed by LFC or the Bank during the term of this Amended Agreement which shall be remaining after the date his employment is so terminated; plus (y) the sum obtained by dividing the average amount of the annual cash bonuses which were paid to Townsend for the three (3) calendar years immediately preceding the date of the said termination of his employment by twelve (12) and paying the amount so determined to him each month (or pro-rated for any portion of any such remaining month) which shall be remaining in the term of this Amended Agreement as of the date of the said termination of his employment at the same time, and together with, the monthly base salary payments being made to him, as described above; and (z) causing him to continue to receive all of the other fringe benefits of his employment which he would otherwise have received during the remaining term of this Amended Agreement pursuant to Section 5, below (or the economic equivalency thereof), as fully as if he had remained employed by LFC and the Bank during the entire said remaining term of this Amended Agreement. It is expressly provided, however, that the foregoing obligations shall be subject to and supplanted by the specific severance benefit entitlements being granted to Townsend under the provisions of Section 10 of this Amended Agreement, below, which shall be deemed to be the applicable benefits and entitlements of Townsend in the event a "Change of Control," as that term is defined in Section 10 of this Amended Agreement, below, occurs to LFC or the Bank during the term of this Amended Agreement. Townsend, LFC and the Bank hereby expressly covenant and agree, anything in this Amended Agreement to the contrary notwithstanding, including, without limitation, the provisions of Sections 3 through 6 and Sections 9 and 10 of this Amended
         Agreement, that any payments made to Townsend by Bank pursuant to this Amended Agreement, or otherwise, are in all respects expressly subject to and conditioned upon their compliance with the provisions of 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                           (b) Bank shall pay Townsend his annual base salary on a monthly basis on the first day of each month, subject to normal salary deductions for the amount so owing, including, but not limited to, Social Security, Medicare, federal and state income withholding taxes. Townsend's base annual salary may be increased in the future, from time to time, by the actions of LFC's or the Bank's Board of Directors, based upon Townsend's performance and other relevant factors and LFC's or the Bank's Board of Directors will review Townsend's salary for the purposes of determining any appropriate increase in the base annual salary of Townsend at least annually. In addition, LFC or Bank may, from time to time, enter into supplemental agreements or memoranda in writing with Townsend for the award and payment to him of additional compensation or bonuses upon such terms and conditions as LFC or Bank shall deem to be in their respective best interests, and in the event of the execution by LFC or Bank of any such agreement or memoranda, the right of Townsend to



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         additional compensation or bonuses shall be determined in accordance with the applicable provisions thereof. In the absence of any such supplemental agreements or memoranda and expressly subject to Townsend's rights and benefits: (i) under Section 9, below, in the event of the termination of his employment "without cause" or due to his resignation for "Good Reason," as defined and provided for in
         Section 9, below, or (ii) his rights and benefits in the event of a "Change of Control" occurring to LFC or the Bank, as defined in Section 10 of this Amended Agreement, below, neither LFC nor Bank shall be obligated to pay to Townsend any additional compensation or bonus whatsoever, irrespective of the payments of additional compensation or bonus to Townsend in any past or succeeding year, or the payment of additional compensation or bonus to other employees of LFC or the Bank at the end of the year, but may do so in the sole discretion of LFC's or the Bank's Board of Directors, respectively, and the determination of LFC's or the Bank's Board of Directors, respectively, in the exercise of such discretion, with respect to the payment and amount of any additional compensation or bonus to Townsend for any fiscal year of LFC or Bank if made, shall be final and conclusive.

                  4. GRANTING OF STOCK OPTIONS. As an additional inducement to Townsend to enter into this Amended Agreement with LFC and Bank and to render his services to LFC and Bank upon a long-term basis and as additional compensation to him for services to be rendered under the provisions of this Amended Agreement, LFC, has granted to Townsend certain stock options to acquire LFC's Common Stock. The stock options have been granted by LFC to Townsend pursuant to that certain Local Financial Corporation 1998 Stock Option Plan ("Plan"). In order to evidence these stock options, LFC has executed and entered into with Townsend that certain 1998 Non-Qualified Stock Option Agreement dated effective as of September 23, 1998 ("Stock Option Agreement"), which sets forth the terms and conditions of the stock options granted to Townsend by LFC in accordance herewith and the manner and method of exercising such options and acquiring such stock by Townsend. Attached as Exhibit "A" to this Amended Agreement, and by this reference made a part hereof, is an executed copy of the Stock Option Agreement.

                  5. TOWNSEND'S ADDITIONAL EMPLOYMENT BENEFITS. In addition to the annual base salary and the discretionary bonuses, provided for in Section 3 above, LFC and Bank agree to provide to Townsend, or to reimburse Townsend for, the following additional employment benefits and expenses:

                           (a) During the term of this Amended Agreement, Bank shall furnish and provide to Townsend, at its sole cost and expense, the following described employee benefits, upon the same basis that Bank accords these same benefits to its other executive employees. In the event Bank does not provide any of the following benefits to its executive level employees, it shall not be required to initiate a program solely to provide such benefits to Townsend. However, if Bank should at any time in the future provide such benefits to its employees, any such benefits shall also be provided to Townsend upon the same basis that it is provided to such other employees of Bank, whether or not such benefit is listed below:

                                    (i) hospitalization, dental, accident and
                  major medical insurance benefits to Townsend and all members of Townsend's immediate family. The



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                  opportunity to participate in any group life insurance program on a basis comparable to the participation provided under any plans of such kind to other executive officers of Bank. In any case, Bank will be expected to make contributions towards the cost of such plans for Townsend at the same rate and in the same manner as it makes for its other employees of like status who participate therein.

                                    (ii) The right and opportunity to
                  participate in and become vested under and pursuant to the Defined Benefit Pension Plan maintained by Bank, or any other qualified pension and profit sharing plans hereafter maintained by Bank, upon the same basis accorded to other full-time employees of Bank. In addition, Bank shall provide to Townsend such other fringe benefits as may be provided by Bank to its executives, or its other employees, in accordance with the policies heretofore or hereafter adopted by Bank.

                           (b) In addition to the above and foregoing fringe benefits of employment which the Bank customarily provides to all of its executive employees, Townsend shall be entitled to receive the following specific additional benefits in consideration and as additional compensation to him for entering into this Amended Agreement and agreeing to provide the services required herein to LFC and to the
         Bank:

                                    (i) Payment of his dues for an individual
                  membership in his name in a golf and country club of his choosing located in Oklahoma County, Oklahoma; provided, however, the Bank's obligation shall be for dues and any member assessments only, and it shall have no obligation to pay any charges or expenses incurred by Townsend as a member of the aforesaid country club; and

                                    (ii) Throughout the term of this Amended
                  Agreement, Townsend shall be provided an automobile of a type and kind comparable to that which Bank provides to its other executive officers for use in their employment by the Bank.

                           (c) In addition to the compensations set forth above, Townsend shall also be entitled to reimbursement by LFC or the Bank for his actual out-of-pocket expenses incurred in the conduct of LFC's or the Bank's business, respectively, which shall be limited to ordinary and necessary items and such other valid expenditures as may be determined to be appropriate expenditures on behalf of LFC or the Bank by their respective Board of Directors, from time to time. The reimbursement of said expenses and the amounts and the extent to which they shall be reimbursed shall be decided on a case-by-case basis by the respective Board of Directors of LFC or the Bank, as the case may be; provided, however, the respective Board of Directors of LFC or the Bank may, at any time, and from time to time, establish a policy or policies for allowing certain amounts for reimbursements of certain types of specified business expenses incurred by Townsend. Townsend shall, in every instance, wherever practical, support any claims for reimbursement for expenses by adequate proof of such expenditures in the form of cancelled checks, vouchers, bills, or in any other forms satisfactory to the respective Board of Directors of LFC or the Bank, as the case may be.



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                           (d) Townsend shall be entitled to such period of
         vacation with pay during any one (1) year of the term of this Amended Agreement as may be permitted by the Board of Directors of Bank on a case-by-case basis, in its sole discretion, or pursuant to any policy established by the Board of Directors of the Bank for the benefit of its executive employees, from time to time. Townsend agrees that he will take vacation days only at such times that will not unduly interfere with or hamper the operation of the Bank's business. Townsend shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a paid vacation as authorized pursuant to this Subsection 5(d). Townsend shall also not be entitled to accumulate unused paid vacation time from one calendar year to the next calendar year during the term of this Amended Agreement.

                  6. DISABILITY.

                           (a) For purposes of this Amended Agreement, Townsend shall be deemed to be "disabled" or have a "disability" if Townsend shall have an illness, injury or other physical or mental condition which results in Townsend's inability to perform substantially the duties he performed in his employment capacity for LFC and Bank under this Amended Agreement to the extent he was performing such duties immediately prior to the commencement of such condition.

                           (b) If Townsend shall be disabled for not more than ninety (90) days during any twelve (12) month period of the term of this Amended Agreement, then, Townsend, during the continuance of such disability, shall remain employed by Bank hereunder, shall continue to receive his base salary and other compensation pursuant to this Amended Agreement and otherwise shall continue to have all of the rights and be subject to all of Townsend's obligations and duties under this Amended Agreement, other than the obligation and duty to render services to Bank otherwise in accordance with this Amended Agreement during the period of such disability.

                           (c) If Townsend shall be disabled for more than ninety (90) days during any twelve (12) month period during the term of this Amended Agreement, but not more than one hundred twenty (120) days during any twelve (12) month period, then, from and after the expiration of the ninetieth (90) day of disability and during the continuance of such disability up to and including the day immediately preceding the one hundred twentieth (120th) day, Townsend shall be deemed to have taken a leave of absence from the Bank commencing on the ninetieth (90th) day of such disability and, during the continuance of such disability, the following provisions shall apply:

                                    (i) Townsend's annual base salary shall be
                  apportioned up to and including the ninetieth (90th) day of such disability and from and after the ninetieth (90th) day of such disability and up to and including the day immediately preceding the one hundred twentieth (120th) day of such disability, neither LFC nor Bank shall pay any salary to Townsend and Townsend shall receive no salary from LFC or Bank;



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                                    (ii) Bank, in the sole discretion of its
                  Board of Directors, shall have the right and power to remove Townsend from the positions of Chairman of the Board of Directors and Chief Executive Officer of the Bank, and LFC, in turn, in the sole discretion of LFC's Board of Directors, shall have the right and power to remove Townsend from the positions which he holds as LFC's Chairman of the Board of Directors and Chief Executive Officer, or either of them may delegate all or any portion of Townsend's duties as Chairman of the Board of Directors and Chief Executive Officer of the Bank or LFC, respectively, to one or more other employees of the Bank or LFC, respectively, as they shall see fit in their respective, sole discretion; and

                                    (iii) Townsend shall otherwise have all of
                  the rights and be subject to all of Townsend's obligations and duties under this Amended Agreement, except that Townsend shall have no obligation or duty to render services to LFC or the Bank, respectively, otherwise in accordance with this Amended Agreement during such period of time; provided that LFC or the Bank shall be excused from providing any insurance coverage or benefits which, by reason of Townsend's disability, LFC or the Bank shall not be able to obtain, continue or maintain at substantially the same cost or expense or substantially the same terms and conditions that LFC or the Bank was able to obtain, continue or maintain immediately prior to the commencement of Townsend's disability.

                           (d) If Townsend shall be disabled for more than one hundred twenty (120) days in any twelve (12) month period during the term of this Amended Agreement, the employment of Townsend by LFC and Bank hereunder shall cease and terminate pursuant to the provisions of
         Section 9, below.

                           (e) If LFC and the Bank and Townsend are unable to agree whether Townsend is disabled within the meaning of this Section 6, then this issue shall be submitted to arbitration in the manner provided for in Section 14 of this Amended Agreement below.

                  7. STANDARDS. Townsend shall perform all of his duties and responsibilities under this Amended Agreement in accordance with such reasonable standards as are established from time to time by the Board of Directors of the Bank or of LFC, respectively. The reasonableness of such standards shall be measured against standards for executive performance generally prevailing commercial banking industry.

                  8. CONFIDENTIAL INFORMATION.

                           (a) Townsend acknowledges that in Townsend's employment under this Amended Agreement, Townsend will be making use of, acquiring and adding to the Bank's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Bank's depositor list, loan customers, business operations, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of investors and prospective investors



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         and sales and marketing methods, as well as the amount, nature and type of services and methods used and preferred by the Bank and its investors, all of which shall be deemed to be Confidential Information for purposes of this Amended Agreement. Townsend acknowledges that such Confidential Information has been and will continue to be of central importance to the business of the Bank and that disclosure of it to, or its use by, others could cause substantial loss to the Bank. Accordingly, during the term of this Amended Agreement and upon and after leaving the employ of Bank for any reason whatsoever, Townsend shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such Confidential
         Information which was obtained by Townsend as a result of Townsend's employment with Bank or any trade secrets of the Bank, but shall hold all of the same confidential and inviolate.

                           (b) All contracts, agreements, financial books, records, instruments and documents, a depositor list, borrower list, investor list, memoranda, data, reports, programs, software, tapes, rolodexes, telephone and address books, letters, research, cardex, listings, programming and any other instruments, records or documents relating or pertaining to the business of LFC or of the Bank (collectively herein the "Records") shall at all times be and remain the property of LFC and the Bank, respectively. Upon termination of this Amended Agreement and Townsend's employment under this Amended Agreement for any reason whatsoever, Townsend shall return to LFC or the Bank, respectively, all Records (whether furnished by LFC or the Bank or prepared by Townsend).

                           (c) All inventions and other creations, whether or not patented, or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by Townsend while employed by LFC or the Bank which relate in any manner whatsoever to the business, existing or proposed, of LFC or the Bank or any other business or research or developmental efforts in which LFC or the Bank, or any of its subsidiaries or affiliates engages in during Townsend's employment by LFC and the Bank will be disclosed promptly by Townsend to LFC and the Bank and shall be the sole and exclusive property of LFC or the Bank, as the case may be.

                  9. TERMINATION OF EMPLOYMENT.

                           (a) The Board of Directors of the Bank and/or the Board of Directors of LFC, respectively, may terminate Townsend's employment by the Bank and/or by LFC, respectively, under this Amended Agreement, with or without "Cause," at any time during the term hereof, effective upon delivery of written notice to that effect to Townsend, but any such termination by the Bank or LFC, as the case may be, of Townsend's employment, other than termination of his employment for "Cause," as defined below in this Section 9(a), or as a result of Townsend's voluntary resignation, without "Good Reason," as that term is defined below in Section 9(b), shall not prejudice Townsend's right to receive as liquidated damages the full amount of the remaining compensation which would have otherwise been paid him throughout the term of this Amended Agreement and to receive all such other fringe benefits which he would have otherwise been entitled to receive during the then remaining term of



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         this Amended Agreement, as provided above in Section 3, subject only to
         Townsend's prior and paramount rights to receive the severance benefits specifically accorded to him pursuant to the provisions of Section 10, below, of this Amended Agreement, which shall arise in the event that a "Change of Control," as defined in Section 10, below, occurs to LFC or the Bank during the term of this Amended Agreement. The severance rights, benefits and entitlements set forth in Section 10, below, shall, in the event a Change of Control occurs to LFC or the Bank, be deemed to supersede, substitute for and supplant Townsend's rights to receive the benefits and entitlements accorded to Townsend under this
         Section 9, such that Townsend shall look solely to his rights to be paid the severance benefits and payments under Section 10, below, in the event a Change of Control occurs to LFC or the Bank while he is employed by either of them, in lieu of his rights under this Section 9. Townsend's rights, benefits and entitlements under this Section 9 shall apply to the termination of his employment by LFC or the Bank during the term of this Amended Agreement where a Change of Control has not occurred to either LFC or the Bank. On the other hand, Townsend shall not have any right to receive any further compensation or any other benefits to which he would have otherwise been entitled under this Amended Agreement after either (i) his voluntary resignation from his employment by the Bank or LFC, during the term of this Amended Agreement, without "Good Reason," as that term is defined below in this
         Section 9 (in the absence of a Change of Control having occurred to LFC or the Bank, as provided in Section 10, below); or (ii) after his termination from his employment for "Cause" by the Bank or LFC, in accordance with the terms of this Amended Agreement, except for the vested rights of Townsend hereunder, i.e., any and all compensation benefits and rights which Townsend was entitled to receive prior to the effective date of such termination. For all purposes under this Amended Agreement, termination for "Cause" shall mean termination because of Townsend's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties under this Amended Agreement, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or of a final cease-and-desist order, or any material breach by Townsend of any provisions of this Amended Agreement or the death or permanent disability, as that term is defined below, of Townsend occurring during the term of this Employment Agreement. For purposes of this Employment Agreement, the term "permanent disability" shall mean if Townsend shall have an illness, injury or other physical or mental condition which results in Townsend's inability to perform substantially all of the duties he performs in his employment capacity for the Bank or LFC to the extent he was performing such duties immediately prior to the commencement of such condition and that such disability has continued for a period of more than one hundred twenty
         (120) days in any consecutive twelve (12) month period during the term of this Amended Agreement. Subject to the additional rights of LFC and the Bank under Section 6, above, if Townsend shall be so disabled for more than one hundred twenty (120) days in a twelve (12) month period during the term of this Amended Agreement, the employment of Townsend by the Bank and LFC shall be deemed by reason of his said permanent disability to have been for all purposes hereunder terminated for "Cause." In determining the incompetence of Townsend, the acts or omissions of Townsend shall be measured against standards generally prevailing in the commercial banking industry. Unless: (i) Townsend voluntarily resigns from his employment by LFC and the Bank without "Good Reason," as that term is defined in this Section 9(b), below, during the term of this Amended

         Agreement; or (ii) Townsend's employment under this Amended Agreement is terminated by the Bank or LFC for "Cause," as defined above, LFC and the Bank shall be obligated to continue to pay to Townsend his compensation and to provide to him all other benefits of his employment as set forth in this Amended Agreement in the manner described in
         Section 3, above, during the remaining term of this Amended Agreement, after the termination of his employment, unless he is otherwise entitled to receive instead, at such time, the specific severance benefits accorded him under the provisions of Section 10, below, because a "Change of Control" has occurred to LFC or the Bank. The said severance benefits accorded to Townsend under Section 10, below, after a Change of Control, shall be deemed to control over and substitute for the rights and benefits accorded to Townsend under this Section 9, as provided above. LFC, the Bank and Townsend agree that it would be difficult to ascertain the amount of damages owing to Townsend if this Amended Agreement is terminated: (i) without "Cause," or (ii) he resigns for "Good Reason" during the term of this Amended Agreement. Accordingly, the amount to be paid by LFC and Bank to Townsend as compensation and the other benefits to be provided by LFC and Bank to Townsend during the remaining term of this Amended Agreement, in the event of the termination of his employment for one of those reasons, shall be deemed to be liquidated damages for the termination of this Amended Agreement in either such event, as provided for in Section 3, above, or below in this Section 9(a), and not as a forfeiture or penalty. Townsend, LFC and Bank specifically covenant and agree that the amount of such liquidated damages, as determined in the manner set forth below in this Section 9(a) and in Section 3, above, would be a fair and reasonable amount of damages for Townsend to receive due to the termination of his employment under such circumstances and that the right to receive such compensation as liquidated damages shall be Townsend's sole and only remedy in such event, except for and subject to the prior and superior rights of Townsend to the severance benefits set forth and described in Section 10, below, in the event a "Change of Control" has occurred to LFC or the Bank. Specifically, as provided in
         Section 3, above, if Townsend's employment under this Amended Agreement is terminated: (i) without "Cause," or (ii) he resigns for "Good Reason" during the term of this Amended Agreement, then, and in such event, he shall be entitled to receive from LFC or the Bank as liquidated damages by reason thereof, the following: (x) the full amount of his remaining guaranteed salary under this Amended Agreement to be paid to him in monthly installments in the same amount and manner as if he had remained employed by LFC or the Bank during the term of this Agreement which shall be remaining after the date his employment is so terminated; plus (y) the sum obtained by dividing the average amount of the annual cash bonuses which were paid to Townsend for the three (3) calendar years immediately preceding the date of the said termination of his employment by twelve (12) and paying the amount so determined to him each month (or a pro-rated amount for any portion of any such remaining month) which shall be remaining in the term of this Amended Agreement as of the date of the said termination of his employment at the same time, and together with, the monthly base salary payments being made to him, as described above, and (z) causing him to continue to receive all of the other fringe benefits and entitlements of his employment which he was receiving pursuant to Section 5 of this Amended Agreement on the date of the termination of his said employment and which he would have otherwise received for the then remaining term of this Amended Agreement (or the economic equivalency thereof) as fully as if he had remained employed by LFC or the Bank during the entire said remaining term thereof.

                           (b) For all purposes in this Amended Agreement and, in particular, this Section 9, the term "Good Reason" with respect to Townsend shall have the following meaning:

                                    (i) A significant diminution of Townsend's
                  Role, as that term is defined below in this Section 9(b), if the diminution in his Role is not reasonably related to an adverse change in his performance of his assigned duties at LFC or the Bank; provided that Good Reason shall not exist under this clause in the case of termination for Cause, as that term is defined above, in Section 9(a), or diminution of his Role by reason of the voluntary actions of Townsend, or on account of disability, retirement or death, as described and defined above, in this Amended Agreement, or the voluntary termination by Townsend of his employment with LFC or Bank other than for a Good Reason, as defined hereunder;

                                    (ii) (x) A reduction in the base salary
                  and/or bonuses paid to Townsend to an amount such that the sum of his base salary and cash bonuses as so reduced is less than the sum of his base salary, as of the Effective Date of this Amended Agreement, plus an amount equal to the average of the annual cash bonuses which were paid to Townsend for the three
                  (3) immediately preceding calendar years, or (y) a failure after twenty (20) days' written notice by Townsend to LFC and the Bank of LFC or the Bank to pay Townsend any installment owing to him of such salary or bonus;

                                    (iii) The failure by LFC or Bank to provide
                  Townsend with any material benefit that is provided to the executive officers of LFC and the Bank generally, or any action or inaction by LFC or the Bank which could adversely affect his continued participation in any benefit plan, entitlements or other arrangements of Bank or LFC, or his ability to enjoy or realize upon any material benefit under any such plan, entitlement or arrangement;

                                    (iv) LFC's or the Bank's assigning Townsend,
                  without his prior written consent, to perform his duties under the Agreement at a location anywhere other than Oklahoma County, State of Oklahoma; or

                                    (v) The failure by LFC or the Bank to obtain
                  the assumption of all of their obligations under this Amended Agreement and under the Stock Option Agreement made and entered into by and between LFC and Townsend, as referenced above, by the Successor, or to otherwise comply with the terms and provisions of Subsection 10(c), below.

                                    (vi) "Role" shall have the meaning for all
                  purposes under this Amended Agreement of (x) prior to any Change of Control, as defined herein, Townsend's authority or responsibilities with the Bank or LFC on the Effective Date of this Amended Agreement; or any enhanced Role (other than by way of an interim or otherwise expressly temporary appointment) to which he had ascended from the Effective Date of this Amended Agreement to the consummation date of any Change of Control; and (y) after the consummation of any Change of Control, the authority and responsibilities with the Successor described in writing by such Successor prior to the Change of Control and which is reasonably commensurate with Townsend's Role, as defined in clause (x) above, in this definition thereof.

                           (c) If Townsend is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under the provisions of Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. Section 1818(e)(3) and
         (g)(1)], the Bank's obligations under this Amended Agreement shall be suspended as of the date of service of said notice pursuant to the Act unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Townsend all or part of the compensation which was withheld by the Bank while its obligations under this Amended Agreement were suspended in accordance herewith, and (ii) reinstate (in whole or in part) any of its obligations which were so suspended.

                           (d) If Townsend is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act [12 U.S.C. Section 1818(e)(4) or (g)(1)], all obligations of the Bank under this Amended Agreement shall terminate as of the effective date of the order; provided, however, the vested rights of the Bank and Townsend under this Amended Agreement shall not be affected thereby.

                           (e) If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Amended Agreement shall terminate as of the date of such default, but this Section 9(e) shall not affect any vested rights of the Bank or Townsend under this Amended Agreement.

                           (f) All obligations under this Amended Agreement shall be terminated, except to the extent determined that the continuation of this Amended Agreement is necessary for the continued operations of the Bank:

                                    (i) by the Director of the Federal Deposit
                  Insurance Corporation, or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in ' 13(c) of the Federal Deposit Insurance Act; or

                                    (ii) by the Director of the Federal Deposit
                  Insurance Corporation, or his or her designee, at the time the Director, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank, or when the Bank is determined by the Director to be in an unsafe or unsound condition.

                  Any rights of the Bank or Townsend under the Agreement that have already vested, however, shall not be affected by such action.

                           (g) If Townsend resigns voluntarily from his employment by the Bank during the term of this Amended Agreement without "Good Reason," as that term is defined in Section 9(b), above, then, and in such event, all of the rights, benefits and entitlements of Townsend under this Amended Agreement, including without limitation, his right to receive salary payments, shall cease on the date of such voluntary resignation, except: (i) for the right to receive severance and other benefits if a Change of Control has occurred to either LFC or the Bank prior thereto, as expressly provided for in Section 10, below; and (ii) for the rights of Townsend which have vested prior to the date of his voluntary resignation.

                  10. SEVERANCE BENEFITS TO BE PAID TO TOWNSEND IN THE EVENT OF A CHANGE OF CONTROL.

                           (a) For all purposes in this Amended Agreement and, in particular, this Section 10, the following terms shall have the respective meanings specified below:

                                    (i) "Annual Cash Compensation" means the sum
                  of (a) Townsend's annual base salary in effect as of the date of this Agreement, or if greater, Townsend's base salary in effect at the time of the Change of Control, and (b) an amount equal to the average of the annual cash bonuses which were paid to Townsend during the three (3) calendar years immediately preceding the effective date of a Change of Control.

                                    (ii) "Bank" means (x) the Bank until a
                  Change of Control, and (y) the successor to the Bank upon a Change of Control (the "Successor").

                                    (iii) "Cause" shall have the same meaning
                  ascribed to that term in Section 9, above, in this Amended Agreement.

                                    (iv) "Change of Control" shall for all
                  purposes in this Amended Agreement mean the occurrence of any of the following events:

                                            (x) the consummation of any
                           agreement of merger, statutory share exchange or consolidation pursuant to which either LFC or the Bank is merged or consolidated into, or more than eighty percent (80%) of the outstanding shares of LFC's or the Bank's common stock are acquired by, another corporation, partnership, limited liability company or limited liability partnership, or any other business entity; or

                                            (y) another corporation or such
                           other business entity is merged or consolidated into LFC or the Bank in circumstances under which the outstanding shares of the LFC's or the Bank's common stock are converted into or exchanged for cash or securities of another such corporation or entity which was not a wholly-owned subsidiary of LFC or the Bank at all times within one year prior to the said merger or consolidation; or

                                            (z) (1) the consummation of a sale
                           of fifty percent (50%) or more of the issued and outstanding common stock of the Bank by LFC; or (2) fifty percent (50%) or more of the issued and outstanding common stock of LFC is acquired by persons (including corporations or any other form of business entity) who are acting in concert; or (3) the consummation of the sale of all or substantially all of the assets of the Bank by LFC, or of LFC by the Bank.

                                    (v) "LFC" means (x) LFC until a Change of
                  Control, and (y) the successor to LFC upon a Change of Control (the "Successor").

                                    (vi) "Severance Period" shall for all
                  purposes in this Amended Agreement mean a period of years after Townsend's termination that is equal to the number by which Townsend's Annual Cash Compensation is multiplied to determine the Severance Benefit payable under the provisions of this Amended Agreement.

                                    (vii) "Successor" shall mean for all
                  purposes in this Amended Agreement any entity that assumes the respective obligations of LFC and the Bank under this Amended Agreement pursuant to subparagraph 10(c), below.

                           (b) If, during the term of this Amended Agreement, a Change of Control is consummated as to either LFC or the Bank and at any time prior to the fifth (5th) anniversary of the consummation of that said Change of Control, as specifically defined above, the employment of Townsend is terminated (x) by LFC or the Bank, or their respective Successor, without "Cause," or (y) by Townsend's voluntary resignation from his employment, at any time, and for any reason whatsoever, in his sole and absolute discretion, then, and in such event, LFC, the Bank and/or the Successor shall be expressly obligated to pay to Townsend the following:

                                    (i) The Bank or its Successor shall pay to
                  Townsend, and/or LFC or its Successor shall pay or shall cause the Bank or its Successor to pay to Townsend, an amount (the "Severance Benefit") equal to the sum of his Annual Cash Compensation, multiplied by three (3), payable in equal quarterly installments (i.e., every successive (3) month period) from the date of said termination of his employment, as provided above, until the date which is three (3) years from the date of said termination, with the first said quarterly installment thereof being due and payable within five (5) days after the date of such termination of Townsend's employment for the foregoing reasons. Townsend shall have no obligation to seek other employment or to otherwise attempt to mitigate the effect of this Section 10 of this Amended Agreement or the benefits payable hereunder in order to be entitled to receive the Severance Benefit or the other benefits hereunder, and any payment received by Townsend from any other employment shall not serve to reduce in any way the amount of the Severance Benefit payable to him hereunder.

                                    (ii) During the Severance Period, Townsend
                  shall be entitled to all benefits under the group hospitalization plan, healthcare plan, dental plan, life or other insurance or death benefit plan, or any similar benefit plan or program of LFC and the Bank or the Successor for which key executives of LFC, the Bank or the Successor are eligible, to the same extent as if Townsend had continued to be an employee of LFC or the Bank at a compensation level equal to his Annual Cash Compensation, and Townsend's share of the costs shall be the same as that cost, if any, for which Townsend was responsible while an employee of LFC and the Bank. If any such plan or program does not permit continued participation by Townsend, or does not permit continued participation by Townsend through the end of the Severance Period, LFC, the Bank or the Successor shall arrange to provide Townsend with substantially similar benefits through the end of the Severance Period, with Townsend responsible solely for that share of the costs with regard to such benefits which he was formerly paying as outlined above. At Townsend's sole and exclusive option, Townsend may elect to be paid in cash an amount equivalent to LFC's, the Bank's or the Successor's costs of providing such benefits during the Severance Period, such election to be made within thirty (30) days after Townsend's said termination of employment, with such payment to be made to him within ten (10) days after his delivery of such election to LFC, the Bank or the Successor hereunder.

                                    (iii) Any stock options, restricted stock or
                  other stock or stock-based awards to Townsend shall immediately vest and become exercisable to the extent exercise is required and all restrictions on the ability of Townsend to obtain the full economic benefit of such vested awards shall immediately lapse.

                           (c) If LFC or the Bank enters into a definitive agreement that would result in a Change of Control, as defined herein, then LFC and the Bank may elect (i) to assign this Amended Agreement to the Successor effective on the occurrence of the Change of Control, provided that such Successor shall assume in writing all of the obligations of LFC and the Bank hereunder and under that certain Stock Option Agreement by and between LFC and Townsend of even date herewith and shall expressly acknowledge that a Change of Control of LFC or the Bank has occurred within the meaning of this Amended Agreement so as to entitle Townsend to be paid the Severance Benefit and other benefits set forth in Section 10(b) of this Agreement, above, if, in the five
         (5) year period following the consummation of that Change of Control his employment is terminated either (i) without "Cause" by LFC, the Bank or the Successor, or (ii) by reason of his voluntary resignation from his employment, for any reason whatsoever, in his sole discretion, and provided further that LFC and the Bank shall remain liable for the performance of all of their respective obligations under this Amended Agreement if the Successor fails to so perform any of its assumed obligations under this Amended Agreement; or (iii) to terminate this Amended Agreement upon written notice to Townsend given pursuant to the terms and conditions of this Amended Agreement not later than thirty
         (30) days after the execution of any such definitive agreement to effect such a Change of Control, to be effective on the date the Change of Control is consummated or effective, and, upon the consummation of the Change of Control, paying to Townsend, in readily available funds, a lump sum amount equal to:
         (x) his compensation and benefits under this Amended Agreement to the date on which such termination shall take effect (i.e., on the consummation date of the Change of Control), (y) the full amount of the Severance Benefit as provided for in this Section 10, above, and (z) the full value of all such other benefits as are also to be provided to Townsend as the result of the termination of his employment without "Cause," or due to his voluntary resignation, after the occurrence of a Change of Control, as set forth and provided in Section 10(b)(ii) and
         (iii), above.

                           (d) All payments to be made to Townsend under this Amended Agreement will be subject to required withholding of federal, state and local income and employment taxes. Notwithstanding anything in this Amended Agreement to the contrary, if any of the payments provided for in this Amended Agreement, together with any other payment which Townsend has the right to receive from LFC or the Bank, or any other corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986 ("Code") without regard to Section 1504(b) of the Code) of which LFC or the Bank is a member, would constitute an "Excess Parachute Payment" (as defined in Section 280Gb(2) of the Code), the payments pursuant to this Amended Agreement shall be reduced to the largest amount that will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payment under this Amended Agreement pursuant to this proviso is necessary shall be made by Townsend in good faith, and such reasonable determination shall be conclusive and binding upon the Bank with respect to its treatment of the payment for tax reporting purposes and, provided further, that Townsend may determine in his discretion what payment or benefit so provided to him herein shall be so reduced.

                  11. NO ASSIGNMENT OR SUCCESSION; DEATH OF TOWNSEND. This Amended Agreement is personal to Townsend and to the Bank and LFC. Neither Townsend nor the Bank or LFC may assign or delegate any of his or their respective rights or obligations under this Amended Agreement without first obtaining the prior written consent of all of the other parties hereto. In the event of Townsend's death during the term of this Amended Agreement, all of the rights and entitlements of Townsend under this Amended Agreement shall cease except for the rights of Townsend which have vested prior to the date of his death. Any and all remaining vested compensation or benefits to which Townsend is entitled under this Amended Agreement prior to the date of his death shall be payable by Bank to the estate of Townsend or to the person designated by Townsend in his Last Will and Testament to receive such payments or benefits. In the event the Bank is involuntarily dissolved for any reason by the Comptroller of the Currency ("OCC"), or the Federal Deposit Insurance Corporation ("FDIC"), or any other governmental entity having authority over the Bank, this Amended Agreement shall terminate as of the date of such dissolution and Townsend shall have no further rights except for the rights which are vested in him prior to the effective date of such dissolution.

                  12. AMENDMENTS OR ADDITIONS: ACTION BY LFC'S OR THE BANK'S BOARD OF DIRECTORS. No amendments or additions to this Amended Agreement shall be binding unless in writing and executed by both LFC and the Bank and by Townsend. The prior approval by the affirmative vote of the majority of the full Board of Directors of the Bank or of LFC, respectively, shall be required in order for the Bank or LFC, respectively, to authorize and execute any amendments or additions to this Amended Agreement, to give any consents or waivers of the provisions of this Amended Agreement, or to take any other action under this Amended Agreement, including any termination of the employment of Townsend, with or without cause, under the provisions of Section 9(a), above.

                  13. REIMBURSEMENT OF DISALLOWED EXPENSES. If any expenses paid by LFC or the Bank for Townsend or any reimbursement of expenses by LFC or the Bank to Townsend shall, upon audit or other examination of the income tax returns of LFC or the Bank, be determined not to be allowable deductions from the gross income of LFC or the Bank, as the case may be, and such determination shall be acceded to by LFC or the Bank, respectively, or such determination shall be made final by the appropriate taxing authority or a final judgment of a court of competent jurisdiction, and no appeal shall be taken therefrom, or the applicable period for the filing of a notice of appeal shall have expired, then, and in such event, Townsend shall rebate to LFC or the Bank, as the case may be, the dollar amount of the expenses so disallowed by such taxing authority. Such repayment may not be waived by LFC or by the Bank, respectively.

                  14. BINDING ARBITRATION. Unless LFC, Bank and Townsend all expressly agree otherwise in writing, all disputes relating to this Amended Agreement, or any breach thereof or the meaning and effect of any term and provisions hereof, shall be submitted to binding arbitration by Bank, LFC and Townsend pursuant to the provisions of the Oklahoma Uniform Arbitration Act, 15 O.S. Section 801, et seq. (the "Act"), and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). In the event a dispute arises which cannot be informally resolved by the parties hereto, a panel of three (3) arbitrators shall be selected to settle the dispute. Within twenty (20) days following the demand by either party for arbitration of a dispute arising under this Amended Agreement, LFC and Bank shall jointly designate an arbitrator knowledgeable and experienced in commercial banks and Townsend shall designate an arbitrator knowledgeable and experienced in commercial banks. The two (2) arbitrators so appointed shall together appoint a third arbitrator, also knowledgeable and experienced in commercial banks, within twenty (20) days following the appointment of the last arbitrator so selected by either LFC and the Bank or by Townsend. In the event that the two (2) arbitrators selected by LFC and the Bank and by Townsend are unable to mutually select a third arbitrator within the twenty (20) day period, the third arbitrator shall be selected by the then presiding judge of the Oklahoma County, Oklahoma District Court. If the presiding judge of the Oklahoma County, Oklahoma District Court is unable or unwilling to make such selection, the parties will request that the Chief United States District Judge of the United States District Court for the Western District of Oklahoma make such selection. The panel of three (3) arbitrators shall then determine a time and a place for the hearing and shall notify the parties in writing personally or by registered mail no less than twenty (20) days before the hearing. The arbitrators will hear the dispute in accordance with the Act and the Rules. Each party hereto shall be entitled to be represented by counsel and each party shall be solely responsible for the fees of their respective counsel. A majority of arbitrators shall render a final award within twenty (20) days following the conclusion of the hearing which shall be final and binding upon all parties hereto. The expenses and fees of the third arbitrator mutually selected by the first two (2) arbitrators shall be divided equally between the parties. Each party shall be solely responsible for the expenses and fees of the arbitrator whom it selected. The arbitrators may include, as part of any award, for the recovery of attorney's fees by the prevailing party. All other expenses incurred in the conduct of the arbitration shall be divided equally between the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  15. MISCELLANEOUS PROVISIONS.

                           (a) This Amended Agreement shall be binding upon, and shall inure to the benefit of LFC, Bank and Townsend and their respective heirs, personal and legal representatives, successors and assigns.

                           (b) LFC, Bank and Townsend agree that the construction and interpretation of this Amended Agreement shall at all times and in all respects be governed by the laws of the United States of America where applicable and otherwise in all respects by the laws of the State of Oklahoma.

                           (c) All notices required or permitted herein must be in writing and shall be deemed to have been duly given on the date of service and served personally or by telecopier, telex, or other similar communication to the party or parties to whom notice is to be given, on the next day if notice is effected by overnight mail service, or on the third business day after mailing in the United States mail, if mailed, to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the address of such party, as set forth in the first paragraph of this Amended Agreement, or to such other address as any party to this Amended Agreement may designate to the other from time-to-time for this purpose in a manner complying with the provisions of this section. Any communication which is mailed by overnight mail or sent by telecopier or telex shall be confirmed immediately, but failure to so confirm shall not affect the effectiveness of such notice from and after the day on which such notice is actually received.

                           (d) Any provision of this Amended Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                           (e) This Amended Agreement contains the entire agreement and understanding by and between LFC, the Bank and Townsend with respect to Townsend's employment by LFC and the Bank, as herein described, and supersedes all prior agreements and understandings between the parties to this Amended Agreement, relating to the subject matter of this Amended Agreement. No change or modification of this Amended Agreement shall be valid or binding unless the same is in writing and signed by the party intending to be so bound. No waiver of any provision of this Amended Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Moreover, no valid waiver of any provision of this Amended Agreement, at any time, shall be deemed to be a waiver of any other provision of this Amended Agreement at such time, or will be deemed a valid waiver of such provision at any other time.

                           (f) This Amended Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                           (g) Time shall be of the essence with regard to the performance by the parties hereto of their respective obligations hereunder.



                  IN WITNESS WHEREOF, LFC, the Bank and Townsend have each duly executed this Amended Agreement to be effective as of the date stated in the first paragraph above.

LFC:                                   LOCAL FINANCIAL CORPORATION,
                                       a Delaware corporation

                                       By: /s/ Jan A. Norton
                                          --------------------------------------
                                       Name: Jan A. Norton
                                       Title: President
                                       Date: January 30, 2001
                                            ------------------------------------


BANK:                                  LOCAL OKLAHOMA BANK, N.A.,
                                       a national banking association

                                       By: /s/ Jan A. Norton
                                          --------------------------------------
                                       Name: Jan A. Norton
                                       Title: President
                                       Date: January 30, 2001
                                            ------------------------------------




TOWNSEND:                              /s/ Edward A. Townsend
                                       -----------------------------------------
                                       EDWARD A. TOWNSEND

                                       Date: January 30, 2001
                                            ------------------------------------



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